EXHIBIT 1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Schedule 13G is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to § 240.13d-1(c) under the Securities Exchange Act of 1934, as amended.

Date: May 22, 2026